Exhibit (a)(12)

From: apache@toadmin.bluecoat.com

Date:                     , 2007

Subject: Election Confirmation Statement

FORM OF ELECTION CONFIRMATION STATEMENT

Blue Coat Systems, Inc. has received your Election Form dated                     , 2007,                      Pacific Time, by which you made the following elections with respect to your Eligible Options:

Option Number	Amend Entire Eligible Portion?

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

If you change your mind, you may change your elections with respect to your Eligible Options by accessing the Offer website at https://toadmin.bluecoat.com and completing a new Election Form before 11:59 p.m., Pacific Time on May 29, 2007 (unless we extend the Offer). Any questions or requests for assistance should be directed to stock.admin@bluecoat.com. You may also obtain a paper Election Form by sending an e-mail to stock.admin@bluecoat.com if you prefer to submit your election in that manner.

Please note that our receipt of your Election Form is not by itself an acceptance of the Eligible Option. For purposes of the Offer, Blue Coat will be deemed to have accepted those Eligible Options properly tendered pursuant to the Offer and not otherwise withdrawn only when Blue Coat gives written or electronic notice to the option holders generally of its acceptance of such options. Such notice may be made by e-mail or other method of communication. Blue Coat’s formal acceptance is expected to take place immediately following the expiration date of the Offer.

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